 Exhibit 99.1

Annovis Bio Appoints Reid McCarthy to Board and
to Role of Audit Committee Chairman

BERWYN, PA. – April 15, 2021 – Annovis Bio Inc. (NYSE American: ANVS), a clinical-stage drug platform company addressing Alzheimer’s disease (AD), Parkinson’s disease (PD) and other neurodegenerative diseases, today announced the appointment of Reid S. McCarthy to its Board of Directors and to the role of Audit Committee chairman, effective April 9, 2021.

A specialist in bank, bond, and equity financings, McCarthy retired after serving from 2016 to 2019 as CFO of JJ Haines & Company, Inc., a $400 million revenue distribution company operating internationally. Previously, McCarthy provided CFO consulting services to several life sciences companies, served as CFO of Topaz Pharmaceuticals from 2007 to 2011, and served as a founding executive of several VC-backed companies operating in the senior real estate, biometric technology, and agri-business industries, all of which were successfully sold, from 1993 to 2007. McCarthy’s past positions include Vice President of Financing for Trinity Capital Corporation, Director-Project Financing for ASEA Brown Boveri, Inc., and officer positions with New York-based money center banks, including J.P. Morgan Chase. McCarthy holds an undergraduate degree in international relations from the University of New Hampshire and an MBA in international finance from New York University.

“We are delighted to welcome Reid to our board and audit committee,” commented Maria Maccecchini, Ph.D., CEO of Annovis Bio. “Annovis is entering an exciting period of corporate development as we near the completion of our two ongoing Phase 2a trials. Based on positive initial interim data announced last month, we believe we will ultimately move into pivotal trials, and having someone of Reid’s caliber on our board at this stage further strengthens the Company.”

“I am excited to work with the Annovis team as they execute on their mission of addressing chronic and acute neurodegeneration through a novel approach that offers new hope in the fight against the largest unmet need of our aging population,” said McCarthy.

About Annovis Bio

Headquartered in Berwyn, Pennsylvania, Annovis Bio, Inc. (Annovis) is a clinical-stage, drug platform company addressing neurodegeneration, such as Alzheimer’s disease (AD), Parkinson’s disease (PD) and Alzheimer’s in Down Syndrome (AD-DS). We believe that we are the only company developing a drug for AD, PD and AD-DS that inhibits more than one neurotoxic protein and, thereby, improves the information highway of the nerve cell, known as axonal transport. When this information flow is impaired, the nerve cell gets sick and dies. We expect our treatment to improve memory loss and dementia associated with AD and AD-DS, as well as body and brain function in PD. We have two ongoing Phase 2a studies: one in AD patients and one in both AD and PD patients. For more information on Annovis, please visit the company’s website: www.annovisbio.com.

Forward-Looking Statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words, and include, without limitation, statements regarding the timing, effectiveness, and anticipated results of ANVS401 clinical trials. Forward-looking statements are based on Annovis Bio, Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate, including that clinical trials may be delayed and that the initial interim data referenced herein is interim data, conclusions as to which may be superseded by subsequent data we expect to receive in connection with Phase 2a trials and/or subsequent clinical trials. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Annovis Bio, Inc. undertakes no duty to update such information except as required under applicable law.

Investor Relations:

Dave Gentry, CEO
RedChip Companies Inc.
407-491-4498
Dave@redchip.com

SOURCE: Annovis Bio, Inc.